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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HILL INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, Pennsylvania 19103

April 30, 2015

Dear Stockholder:

        You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Hill International, Inc. (the "Company"). The meeting will be held at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania on Tuesday, June 9, 2015, at 9:00 a.m. Eastern Time.

        Details of the business to be conducted at the Annual Meeting are given in the attached Notice of 2015 Annual Meeting of Stockholders and Proxy Statement.

        Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to submit your proxy by completing, signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of our fellow stockholders attending the Annual Meeting as possible.

Sincerely,

David L. Richter
 President and Chief Executive Officer

Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, Pennsylvania 19103

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 9, 2015

To our Stockholders:

        Hill International, Inc. (the "Company") will hold its 2015 Annual Meeting of Stockholders at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania 19103 on Tuesday, June 9, 2015, at 9:00 a.m. Eastern Time, to address matters that may properly come before the meeting. We are holding the Annual Meeting for the following purposes:

  1.
  to elect two members of the Board of Directors;

  2.
  to re-approve our 2010 Senior Executive Bonus Plan; and

  3.
  to transact other business that may properly come before the meeting and any adjournment or postponement of the meeting.

        The Board of Directors has fixed the close of business on April 15, 2015 as the record date for the Annual Meeting. Only holders of record of common stock of the Company at the close of business on April 15, 2015 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof.

        It is important that your shares be represented and voted at the meeting. If you are a stockholder of record and do not plan to attend the meeting, please mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope. You may revoke your proxy at any time before its exercise at the meeting. If you do not hold your shares of record and you do not plan to attend the meeting, please follow the instructions provided by your broker, bank or other nominee to ensure that your shares are voted.

By order of the Board of Directors,

William H. Dengler, Jr.
 Secretary
Philadelphia, Pennsylvania
April 30, 2015

Important Notice Regarding the Availability of Proxy Materials for Our Annual Meeting of Stockholders to Be Held on June 9, 2015

The accompanying Proxy Statement and our 2014 Annual Report to stockholders are available at www.hillintl.com, in the "Investor Relations" section.

PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation of proxies by Hill International, Inc. ("Hill" or the "Company") on behalf of the Board of Directors for the 2015 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Tuesday, June 9, 2015, and at any meeting following adjournment or postponement of the Annual Meeting. We are first mailing this proxy statement and proxy card (including voting instructions) on or about April 30, 2015, to persons who were stockholders at the close of business on April 15, 2015, the record date for the meeting.

        The 2015 Annual Meeting of Stockholders is scheduled to begin at 9:00 a.m. Eastern Time on June 9, 2015 at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania 19103. Stockholders will be admitted beginning at 8:30 a.m. Eastern Time.

VOTING

Who Can Vote?

        You are entitled to vote at the annual meeting all shares of the Company's common stock that you held as of the close of business on the record date. Each share of common stock is entitled to one vote with respect to each matter properly brought before the meeting.

        On April 15, 2015, there were 50,373,822 shares of common stock outstanding.

        In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting.

Who Is the Record Holder?

        You may own common stock either (1) directly in your name, in which case you are the record holder of such shares, or (2) indirectly through a broker, bank or other nominee, in which case such nominee is the record holder.

        If your shares are registered directly in your name, we are sending these proxy materials directly to you. If the record holder of your shares is a nominee, you will receive proxy materials from such record holder.

How Do I Vote?

If you are the record holder:

  •
  By Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided. Your vote by mail must be received by the close of business on June 8, 2015.

  •
  By Attending the Annual Meeting. If you attend the Annual Meeting, you can vote your shares in person.

If your stock is held by brokers, banks or other financial institutions:

  •
  By Mail. Stockholders who hold shares beneficially through a nominee may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes by the time specified in the voting instruction cards.

  •
  By Attending the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the annual meeting unless you obtain a "legal proxy" from the broker, bank or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, bank or other nominee can provide you information on how to obtain a "legal proxy." Your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

        The New York Stock Exchange ("NYSE") does not consider the election of directors (Proposal 1) or the re-approval of our 2010 Senior Executive Bonus Plan (Proposal 2) to be a "routine matter." Therefore, for your vote to be counted, you need to communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

        The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

If your stock is held in the Hill International, Inc. 401(k) Retirement Savings Plan:

        If you are or were an employee of the Company and hold shares in the 401(k) Plan, the proxy that you submit will provide your voting instructions to the Plan Trustee. However, you cannot vote your savings plan shares in person at the annual meeting. If you do not submit a proxy, the Plan Trustee will vote your savings plan shares in the same proportion as the shares for which the Trustee receives voting instructions from other participants in the Plan.

How Many Votes Are Required?

        A quorum is required to transact business at the annual meeting. We will have a quorum and be able to conduct the business of the annual meeting if the holders of a majority of the shares entitled to vote are present at the meeting, either in person or by proxy.

        If a quorum is present, a plurality of votes cast is required to elect directors. Thus, a director may be elected even if the director receives less than a majority of the shares represented at the meeting. Proxies cannot be voted for a greater number of nominees than are named in this Proxy Statement.

        All other matters to come before the annual meeting require the approval of a majority of the shares of common stock present, in person or by proxy, at the annual meeting and entitled to vote.

How Are Votes Counted?

        All shares that have been properly voted, and not revoked, will be voted at the annual meeting in accordance with the instructions given. If you sign and return your proxy card, but do not specify how you wish your shares to be voted, your shares represented by that proxy will be voted as recommended by the Board of Directors.

        Proxies marked as abstaining, and any proxies returned by brokers as "non-votes" on behalf of shares held in street name because beneficial owners' discretion has been withheld as to one or more matters to be acted upon at the annual meeting, will be treated as present for purposes of determining whether a quorum is present at the annual meeting. However, any shares not voted as a result of a marked abstention or a broker non-vote will not be counted as votes cast for or against a particular matter.

How Can I Revoke My Proxy or Change My Vote?

        You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy or by voting in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or other nominee following the instruction it has provided, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Who Will Pay the Expenses of Proxy Distribution?

        The Company will pay the expenses of the preparation of the proxy materials and the solicitation of proxies. Proxies may be solicited on behalf of the Company by directors, officers or employees of the Company, who will receive no additional compensation for soliciting, in person or by telephone, e-mail or facsimile or other electronic means. In accordance with the regulations of the Securities and Exchange Commission ("SEC") and the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of the Company's stock.

PROPOSAL 1—ELECTION OF DIRECTORS

        The Board of Directors (the "Board") is divided into three classes. One class is elected each year for a term of three years.

        Two directors will be elected at this Annual Meeting to serve for a three-year term expiring at our annual meeting in 2018. Upon the recommendation of the Governance and Nominating Committee, the Board has renominated Camille S. Andrews and Brian W. Clymer to serve for terms expiring in 2018.

        The persons named in the proxy card will vote such proxy "for" the election of Ms. Andrews and Mr. Clymer unless you indicate that your vote should be withheld. If elected, Ms. Andrews and Mr. Clymer will continue in office until her/his successor has been duly elected and qualified, or until the earliest of her/his death, resignation, retirement or removal. Ms. Andrews and Mr. Clymer have indicated to the Company that they will serve if elected. We do not anticipate that Ms. Andrews and Mr. Clymer will be unable to stand for election, but, if that happens, your proxy will be voted in favor of another person nominated by the Board upon the recommendation of the Governance and Nominating Committee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ELECTION OF MS. ANDREWS AND MR. CLYMER AS DIRECTORS.

Nominees for Director—Term Expiring in 2018

        CAMILLE S. ANDREWS has been a director since June 2009. Since 1998, Ms. Andrews has been an Associate Dean, and since 1996 she has been a member of the faculty, of Rutgers University School of Law at Camden. Since 2007, Ms. Andrews has also served as Counsel to Context Capital Partners, a private equity firm. Between 1986 and 1996, Ms. Andrews was a Partner with the law firm of Dilworth Paxson LLP, and between 2006 and 2008, she was Of Counsel to that firm, with expertise in antitrust, securities, class actions, derivative and shareholder suits, and other complex litigation matters. Ms. Andrews earned a B.A. magna cum laude in rhetoric and communication from the University of Pittsburgh and a J.D. with honors from Rutgers University School of Law at Camden, where she served on the Law Review. She has served on a number of charitable boards, including the Walnut Street Theatre, ACYO Foundation, New Jersey Child Cares, and the Philadelphia Zoo Chairman's Council. She has also served on the New Jersey Supreme Court Committee on Judicial Education. Ms. Andrews is admitted to practice law in New Jersey, Pennsylvania and before the U.S. Supreme Court. Ms. Andrews offers a wealth of legal expertise in commercial matters and her service on the boards of other organizations provides cross-board experience. Age: 55. Other Public Company Board Service: None.

        BRIAN W. CLYMER has been a director since June 2006. Mr. Clymer retired from Prudential Financial, Inc. where he was Senior Vice President of External Affairs from July 1997 to January 2013. Prior to Prudential, he served as New Jersey State Treasurer under Governor Christine Todd Whitman from 1994 to 1997. Prior to that, Mr. Clymer was President and Chief Executive Officer of Railway

System Design, Inc. and Vice President of its parent company, Gannett Fleming, Inc., an engineering design firm, from 1993 to 1994. From 1989 to 1993, he served under President George H.W. Bush as Administrator of the U.S. Federal Transit Administration. Mr. Clymer has served on numerous Boards of Directors, including the New Jersey Sports and Exposition Authority, the New Jersey Casino Reinvestment Development Authority, the New Jersey Performing Arts Center, the Southeastern Pennsylvania Transportation Authority, the American Public Transit Association, Security First Bank, and Motor Coach Industries International, Inc., then a New York Stock Exchange-listed designer and manufacturer of buses and coaches. He currently serves on the Board of Directors of the New Jersey Alliance for Action and is the immediate past Chairman of the Board of the Independent College Fund of New Jersey. Mr. Clymer earned his B.S. in business and economics from Lehigh University. He is a Certified Public Accountant in the Commonwealth of Pennsylvania. Mr. Clymer has spent almost 20 years in the field of public accounting and brings extensive experience as an executive and board member of various publicly and non-publicly held entities and offers deep knowledge of financial, economic and accounting matters. Age: 68. Other Public Company Board Service: Longport, Inc. (2001 to 2010), Motor Coach Industries (1993 to 1994) and Security First Bank (1987 to 1989).

Continuing Directors—Term Expiring in 2017

        DAVID L. RICHTER has been our President and Chief Executive Officer since December 2014 and he has been a member of our Board of Directors since 1998. Prior to his current position, he was our President and Chief Operating Officer from March 2004 to December 2014. Before that, Mr. Richter was President of our Project Management Group from 2001 to 2004, Senior Vice President and General Counsel from 1999 to 2001 and Vice President and General Counsel from 1995 to 1999. Prior to joining us, he was an attorney with the New York City law firm of Weil, Gotshal & Manges LLP from 1992 to 1995. Mr. Richter is a Fellow of the Construction Management Association of America ("CMAA") and a member of the World Presidents' Organization, the Construction Industry Round Table and the American Society of Civil Engineers. He is a former member of the Board of Trustees of the Southern New Jersey Development Council and the Board of Directors of the CMAA. Mr. Richter earned his B.S. in management, his B.S.E. in civil engineering and his J.D. from the University of Pennsylvania, and he is currently pursuing his M.Sc. in major program management from the University of Oxford. Mr. Richter is a son of Irvin E. Richter. Mr. Richter has more than two decades of executive leadership with the Company and has developed great expertise in the construction management industry. Age: 48. Other Public Company Board Service: None.

        ALAN S. FELLHEIMER has been a director since June 2006. He has been Chairman of the Philadelphia law firm of Fellheimer & Eichen LLP since January 2006. He was Chairman of the Board of the Pennsylvania Business Bank, a state-chartered bank, from 1998, when he founded the bank, until 2008 when the bank was sold. He also served as the bank's President and Chief Executive Officer from 1998 until 2006. From 1991 to 1998, Mr. Fellheimer was a Partner in the Philadelphia law firm of Fellheimer Eichen Braverman & Kaskey. During 1990, he was a Partner with the Philadelphia law firm of Spector Gadon & Rosen, P.C. From 1985 to 1990, Mr. Fellheimer was Chairman and Chief Executive Officer of Equimark Corp., then a New York Stock Exchange-listed bank holding company. He currently serves as a member of the Board of Trustees of Gratz College, a member of the Board of Trustees of the Pennsylvania Ballet, a member of the President's Advisory Board of Temple University and a member of the Dean's Advisory Board of the School of Social Policy & Practice of the University of Pennsylvania. Mr. Fellheimer is a Trustee of the Law Foundation of Temple University and a Trustee of the Grand Lodge of Pennsylvania, AYF&AM. Mr. Fellheimer earned his A.B. in liberal arts and his J.D. summa cum laude from Temple University. He is a member of the New Jersey, New York and Pennsylvania bars. Mr. Fellheimer has significant banking expertise and brings to the Company experience in leadership positions with public and non-public entities. Age: 71. Other Public Company Board Service: None.

Continuing Directors—Term Expiring in 2016

        IRVIN E. RICHTER has been Chairman of our Board of Directors since 1985 and he has been a member of our Board of Directors since he founded the company in 1976. He previously served as our Chief Executive Officer from 1976 to 2014. Mr. Richter is a Fellow of the Construction Management Association of America ("CMAA") and a member of the World Presidents' Organization. He is the author of several books including Handbook of Construction Law & Claims and International Construction Claims: Avoiding and Resolving Disputes. He serves or has served on a number of Boards of Directors, including Rutgers University, Temple University Hospital and the CMAA. Mr. Richter holds a B.A. in government from Wesleyan University and a J.D. from Rutgers University School of Law at Camden, and he has been named a Distinguished Alumnus at both schools. Effective December 31, 2014, Mr. Richter relinquished the role of Chief Executive Officer of the Company. Mr. Richter's substantial expertise in the areas of project management and construction claims has made him highly regarded in our industry. His strategic vision, leadership and construction industry knowledge have helped to guide the Company on its path of growth and success. Age: 70. Other Public Company Board Service: None.

        STEVEN M. KRAMER has been a director since June 2010. He is President of Synchema, LLC which he founded in 2009. Synchema is a consulting company which assists companies in various aspects of strategic planning. Prior to Synchema, Mr. Kramer was President and Chief Operating Officer of Kelstar International, which he co-founded, from 1987 until it was sold to Altana, a publicly-owned German specialty chemical and pharmaceutical company, in October 2005. Kelstar is a manufacturer of aqueous coatings, ultraviolet-curable coatings and specialty chemicals for the international printing industry. He resigned from Kelstar in 2006. From the time of his resignation from Kelstar in 2006 until his founding of Synchema in 2009, Mr. Kramer pursued a variety of business interests independently. Mr. Kramer earned his B.S. in Graphic Communications from the Rochester Institute of Technology. Mr. Kramer is a member of the Board of Directors of Dragonfly Forest, Inc., a non-profit organization dedicated to providing overnight camp experiences to seriously ill children. He was a member of the Young Presidents' Organization from 2003 to 2012 and he has been a member of the World Presidents' Organization since 2012. Mr. Kramer's experience as founder and executive of his own companies and his experience with respect to strategic planning provides valuable insight regarding the Company's growth and direction. Age: 53. Other Public Company Board Service: None.

        GARY F. MAZZUCCO has been a director since June 2013. Mr. Mazzucco founded Mazzucco & Company, CPAs in February 1977 and has served as its Managing Partner ever since. He has been providing accounting, tax and consulting services for over forty years. Prior to founding Mazzucco & Company, he was an accountant with Lybrand, Ross Brothers and Montgomery (a predecessor company of PricewaterhouseCoopers LLP) for two years and worked in private accounting for five years. Mr. Mazzucco earned his B.S. in accounting from Mount Saint Mary's University and has also served as a college professor, coach, mentor, board member, officer and trusted advisor to many individuals and organizations throughout his career. He is a certified public accountant in New Jersey. He is a member of the American Institute of Certified Public Accountants and a Fellow of the New Jersey Society of Certified Public Accountants. Age: 66. Other Public Company Board Service: None.

CORPORATE GOVERNANCE

        Pursuant to the Delaware General Corporation Law and the Company's Amended and Restated By-laws, the Company's business, property and affairs are managed by or under the direction of the Board of Directors. Members of the Board are kept informed of the Company's business through discussions with the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. We currently have seven members on our Board.

        During 2014, the Board held seven meetings and the committees held a total of ten meetings. Each incumbent director attended more than 75% of the total number of meetings of the Board of Directors and the Board committees of which he or she was a member during the period he or she served as a director in 2014. Although, we do not have a policy requiring all directors to attend annual meetings of stockholders, we expect all directors to attend, absent extenuating circumstances. All of our directors attended the 2014 Annual Meeting of Stockholders.

Director Independence

        The standards applied by the Board in affirmatively determining whether a director is "independent," in compliance with the rules of the NYSE, generally provide that a director is not independent if:

          (1)   the director is, or has been within the last three years, our employee, or an immediate family member (defined as including a person's spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person's home), is, or has been within the last three years, one of our executive officers;

          (2)   the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

          (3)   (a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

          (4)   the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

          (5)   the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent of such other company's consolidated gross revenues.

        In addition to these objective standards, the Board of Directors has adopted a general standard, also in compliance with NYSE rules, to the effect that no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us. In making this determination, the Board considers all relevant facts and circumstances regarding any transactions, relationships and arrangements between Hill and the director, and also between Hill and any company or organization with which the director is affiliated. The Board of Directors has determined that our current independent directors are Camille S. Andrews, Brian W. Clymer, Alan S. Fellheimer, Steven M. Kramer and Gary F. Mazzucco.

Transactions with Related Persons

        For the year ended December 31, 2014, there were no transactions, or series of similar transactions, to which the Company was or is to be a party in which the amount exceeded $120,000, and in which any of our directors or executive officers, any holders of more than 5% of our common stock or any members of any such person's immediate family, had or will have a direct or indirect material interest, other than compensation described in the section "Executive Officer and Director Compensation."

        It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our directors and executive officers and their immediate family members. If the determination is made that a related person has a material interest in a transaction involving us, then the disinterested members of the Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules and regulations. If the related person is a member of the Board, or a family member of a director, then that director would not participate in any determination involving the transaction at issue.

        Our Code of Ethics and Business Conduct prohibits all employees, including our executive officers, from benefitting personally from any transactions with us other than approved compensation benefits.

Board Leadership Structure

        Our Amended and Restated By-laws provide that we will have a Chairman who will chair board meetings and perform such other duties as set forth in our Amended and Restated By-laws or as otherwise assigned to him by our Board. The Chairman and Chief Executive Officer may be the same person; however, our Board may separate these two positions if it deems it to be in the best interests of our Company and our stockholders to do so. Effective December 31, 2014, Irvin E. Richter relinquished the Chief Executive Officer title but remained with the Company as Chairman and David L. Richter has served as the Chief Executive Officer.

        The Board has not appointed a lead independent director, however, Mr. Fellheimer, Chair of the Compensation Committee, has presided over executive session meetings of independent directors.

Role of the Board in Risk Oversight

        The Board as a whole has responsibility for risk oversight, with reviews of certain areas conducted by relevant Board committees that report on their findings to the Board. The oversight responsibility of the Board and the Board committees is facilitated by management reporting processes designed to provide information to the Board concerning the identification, assessment and management of critical risks and management's risk mitigation strategies and practices. These areas of focus include operational, economic, competitive, financial (including accounting, reporting, credit, liquidity and tax), legal, regulatory, compliance, environmental, political and strategic risks. The full Board (or the appropriate Board committee), in concert with the appropriate management within the Company, reviews management reports to formulate risk identification, risk management and risk mitigation strategies. When a Board committee initially reviews management reports, the Chairman of the relevant Board committee briefs the full Board on the specifics of the matter at the next Board meeting. This process enables the Board to coordinate the risk oversight role, particularly with respect to risks spanning more than one operational area. The Compensation Committee reviews compensation policies to ensure that they do not, among other things, encourage unnecessary or excessive risk-taking.

Corporate Governance Guidelines

        The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on the Company's website at www.hillintl.com, in the "Investor Relations" section, and are available in print to any stockholder upon request. That section of the website makes available the Company's corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

        All directors, officers and employees of the Company are expected to act ethically at all times and in accordance with the policies comprising Hill's Code of Ethics and Business Conduct which is available on our website at www.hillintl.com, in the "Investor Relations" section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code of Ethics and Business Conduct by Hill's chief executive officer, chief financial officer, chief accounting officer or controller, or any amendment to the Code of Ethics and Business Conduct must be approved by the Board and must be disclosed in the Company's Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC. Hill's Audit Committee is responsible for applying the Code of Ethics to specific situations in which questions are presented to it and has the authority to interpret the Code of Ethics and Business Conduct in any particular situation. If, after investigating any potential breach of the Code of Ethics and Business Conduct reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company's General Counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Communicating Concerns to Directors

        The Company encourages all interested persons to communicate any concern that an officer, employee, director or representative of Hill has engaged in illegal, dishonest or fraudulent activity, or has violated Hill's Code of Ethics and Business Conduct. Such persons may report their concerns or other communications including suggestions or comments to the Board in one of the following ways: by mail sent to William H. Dengler, Jr., Corporate Secretary, at the Company's principal executive office: One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, Pennsylvania 19103; by telephone at (866) 352-2792; or by email addressed to hil@openboard.info. All such communications will be referred to Mr. Dengler who will circulate them to the members of the Board, or in the case of potential violations of the Code of Ethics and Business Conduct, to the Chairman of the Audit Committee. If the communication is directed to a particular director, Mr. Dengler will forward the communication to that director. The Board does not screen stockholder communications.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2014, no member of our Compensation Committee had a relationship with the Company or any of our subsidiaries, other than as directors and stockholders, and no member was an officer or employee of the Company or any of our subsidiaries, a participant in a related person transaction or an executive officer of another entity, where one of our executive officers serves on the board of directors that would constitute a related party transaction or raise concerns of a compensation committee interlock.

COMMITTEES OF THE BOARD OF DIRECTORS

        During 2014, the Board had standing Audit, Compensation, and Governance and Nominating Committees. All members of each committee have been determined by the Board of Directors to be "independent" under applicable NYSE rules. In addition, the Board has determined that each member of the Audit Committee meets SEC independence requirements which require that members of the Audit Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from Hill or any of its subsidiaries other than their directors' compensation. The charter of each committee is available on our website at www.hillintl.com, in the "Investor Relations" section.

        Audit Committee.    During 2014, the Audit Committee consisted of Brian W. Clymer (Chair), Alan S. Fellheimer, Steven M. Kramer and Gary F. Mazzucco. The Board has determined that each member of the Audit Committee is financially literate. The Board has also determined that Brian W. Clymer possesses accounting or related financial management expertise within the meaning of the NYSE listing standards and qualifies as an "audit committee financial expert," as defined by the rules of the SEC. For additional information regarding Mr. Clymer's experience and background, see "Proposal 1—Election of Directors" above.

        The Audit Committee assists the Board in fulfilling its oversight responsibilities by (a) reviewing the financial reports and other financial information provided by Hill to its stockholders, the SEC and others, (b) monitoring the Company's financial reporting processes and internal control systems, (c) retaining Hill's independent registered public accounting firm, (d) overseeing the Company's independent registered public accounting firm and internal auditors and (e) monitoring the Company's compliance with its ethics policies and with applicable legal and regulatory requirements. The Audit Committee also reviews and approves any transactions between Hill and any related parties. During 2014, the Audit Committee met five times. The report of the Audit Committee is included in this Proxy Statement.

        Compensation Committee.    During 2014, the Compensation Committee consisted of Alan S. Fellheimer (Chair), Camille S. Andrews and Steven M. Kramer. Each member of the Compensation Committee is a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Compensation Committee oversees Hill's executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval the compensation arrangements for all of the Company's executive officers. During 2014, the Compensation Committee met two times. The processes of the Compensation Committee are described below in the "Compensation Discussion and Analysis" section of this proxy statement, under the subsection "—Role of the Compensation Committee and Management."

        Governance and Nominating Committee.    During 2014, the Governance and Nominating Committee consisted of Camille S. Andrews (Chair), Brian W. Clymer, Steven M. Kramer and Gary F. Mazzucco. The Governance and Nominating Committee oversees matters relating to the evaluation and recommendation to the Board of the persons to be nominated for election as directors at any meeting of stockholders, and the persons to be appointed by the Board to fill any vacancy on the Board.

        The Governance and Nominating Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, age, skills, experience, and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Although the Company does not have a formal policy with respect to diversity standards, as a matter of practice, the Governance and Nominating Committee considers matters commonly viewed as matters of diversity in the context of the Board as a whole and, in its effort to select a Board that it believes will best serve the interests of the Company and its stockholders, takes into account the personal characteristics and experience of current and prospective directors to facilitate Board deliberations that reflect a broad range of perspectives.

        The Governance and Nominating Committee carefully considers all director candidates recommended by our stockholders, and the Governance and Nominating Committee does not and will not evaluate such candidate recommendations any differently from the way it evaluates other candidates. In its evaluation of each proposed candidate, the Governance and Nominating Committee considers many factors including, without limitation, the individual's experience, character, integrity, demonstrations of judgment and ability, and financial and other special expertise. Any stockholder who wishes to recommend an individual as a nominee for election to the Board should submit such recommendation in writing by mail to Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, Pennsylvania 19103, Attn: Chair of Governance and Nominating Committee, together with information regarding the experience, education and general background of the individual and a statement as to why the stockholder believes such individual to be an appropriate candidate for the Board of Directors of Hill. Such recommendation should be provided to Hill no later than 80 days prior to the anniversary of the date of the notice accompanying these proxy materials. During 2014, the Governance and Nominating Committee held one meeting.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis ("CD&A") describes our named executive officer compensation program in 2014. Specifically, the CD&A explains how the Compensation Committee and Board of Directors made their compensation decisions for each element of compensation that we pay or award to, or that is earned by, our named executive officers and our policies and decisions with regard to their compensation. For 2014, Hill's named executive officers were: Irvin E. Richter, Chairman and Chief Executive Officer, John Fanelli III, Senior Vice President and Chief Financial Officer, David L. Richter, President and Chief Operating Officer, Raouf S. Ghali, President, Project Management Group (International), and Frederic Z. Samelian, President, Construction Claims Group. Only independent directors participated in decisions with respect to the compensation of our Chairman and Chief Executive Officer and our President and Chief Operating Officer.

Overview

        Historically, Hill's compensation philosophy has been that we should provide a compensation program for our executive officers that is competitive with the companies we consider our peers for executive employment and compensation purposes and that fosters executive retention in a manner that furthers Hill's mission of maximizing long-term stockholder value, client relationships, excellent financial performance, quality of service and employee satisfaction. That philosophy has been implemented in the past by placing substantial reliance on the payment of executive salaries at the higher end of the range of compensation received by executives with comparable job responsibilities at our peer companies, as well as through the use of year-end bonuses, as appropriate, to reward superior performance and long-term incentive compensation elements to incentivize performance designed to lead Hill to success over a longer term.

        For 2014, the Compensation Committee used various short and long-term performance-based compensation components within the mix of elements comprising the overall compensation packages paid to Hill's executive officers. The discussion that follows explains the manner in which the Compensation Committee applied these elements to develop the compensation policies and arrangements for our named executive officers.

Compensation Philosophy and Objectives

        Performance.    Our Company's policy is that the Compensation Committee and the Board consider an executive officer's performance in determining his or her compensation. In addition, the Compensation Committee and the Board, in their discretion, may reward performance considered by the Compensation Committee to be superior, and may provide short-term incentives to executive officers to reward superior performance in cases where such performance would not otherwise be rewarded by other elements of Hill's compensation program.

        In considering the appropriate manner in which to reward the performance of our named executive officers, our Compensation Committee and Board have established compensation policies implemented through the creation of specific rewards and designed for particular named executive officers. In this regard, in view of the relatively large equity interest in our Company owned by our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee determined to reward performance in a particular year by maintaining their base salary at the higher end of the range for compensation received by executives with comparable job responsibilities at our peer companies in addition to bonus and long-term incentive compensation. In addition, the Compensation Committee recognized the intense competition for talented senior executives in the sectors in which we operate and, in rewarding performance, focused closely on the need to retain the services of our other named executive officers who do not own significant equity interests in our Company. With respect to compensation decisions made in 2014, the Compensation Committee recognized that the prolonged economic downturn continued to place pressure on the Company's competitors to attract talented personnel, which heightened the need for our Company to set compensation in a manner designed to enable the Company to retain its most able executives even to the extent their ability to achieve superior performance for the Company might be hampered by economic conditions and other factors affecting the industries we serve. As a result, the Compensation Committee continued to rely on compensation policies designed to reward performance of these executives primarily by offering year-over-year base salary increases and by using bonus and long-term incentive awards primarily to reward extraordinary performance designed to reflect the overall growth and profitability of our Company as well as in the groups they manage. Measurements of growth and profitability for these purposes were made subjectively by the Compensation Committee with reference to budgets developed by management and approved by the Board of Directors, and without reference to any particular formula used to translate increases in perceived growth or profitability to specific compensation decisions.

        For 2014, the Compensation Committee continued to rely to an extent on the use of mathematical formulas in considering whether an individual executive's performance merited recognition through an award of periodic bonuses. Consistent with the policy established by the Compensation Committee in 2009, the Compensation Committee set formula-based targets for annual bonuses under the Hill International, Inc. 2010 Senior Executive Bonus Plan (the "Bonus Plan") as components of the total compensation packages received by our Chairman and Chief Executive Officer and our President and Chief Operating Officer for 2014. The Bonus Plan permits the Compensation Committee or the Board to award performance-based bonuses to our senior officers based on the achievement of performance goals established by the Compensation Committee or the Board in a manner designed to enable us to deduct for federal income tax purposes this bonus compensation consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

        The Compensation Committee believes it is of paramount importance to provide appropriate levels of compensation to our senior executives. Accordingly, the Compensation Committee may determine that the amount of a performance-based bonus award under the Bonus Plan is not sufficient to appropriately compensate or incentivize one or more senior executives for their performance with respect to the applicable performance period. In such event, the Compensation Committee may determine to award discretionary bonuses to senior executives, even if we are unable to deduct for federal income tax purposes the amount of the discretionary bonus. For 2014, the Compensation Committee awarded bonuses to each of our Chairman and Chief Executive Officer and our President and Chief Operating Officer under the Bonus Plan, which are described in more detail below. In connection with their compensation-related recommendations, our Chairman and Chief Executive Officer and our President and Chief Operating Officer recommended bonuses for our other named executive officers for 2014, and, consistent with their recommendation, the Compensation Committee determined awards of bonuses to our other named executive officers for 2014 which are described in more detail below.

        Alignment.    The Compensation Committee believes that alignment of the compensation of our executive officers with the interests of our stockholders through use of stock-based incentive compensation is one of the core principles of our Company's compensation philosophy. As a goal, the Compensation Committee seeks to align the compensation of our executive officers with the interests of our stockholders through the use, among other compensation elements, of stock-based incentive compensation. The Compensation Committee expects to continue using stock option and other equity-based compensation elements to establish long-term incentive compensation for our named executive officers in connection with the determination of their total annual compensation in the future.

        The Compensation Committee and the Board believe it is important to award a significant portion of the total annual compensation for our Chairman and Chief Executive Officer and our President and Chief Operating Officer in the form of long-term incentive compensation in order to establish a reward for our most senior officers relating to the creation of value for our stockholders over the longer term. Accordingly, for 2014, the Compensation Committee recommended long-term incentive awards with aggregate grant date fair value of $870,000, or 62.1% of his base salary, to our Chairman and Chief Executive Officer and $1,100,000, or 110.0% of his base salary, to our President and Chief Operating Officer. In addition, the Compensation Committee recommended long-term incentive awards for our other named executive officers which are described in more detail below.

        Retention.    As discussed above, we recognize the intense competition for talented senior executives in the sectors in which we operate. Accordingly, retention of our executive officers is one of the core objectives of our compensation philosophy. Historically, the Compensation Committee has sought to attain that objective primarily through the payment of base salaries at the higher end of the range of compensation that may be paid to executives at other companies within our industry. During 2014, the Compensation Committee continued to structure the named executive officers' total compensation so that each compensation element may be used to enable the Company to retain the services of our executive officers, consistent with our overall business strategy. As a result of this consideration, for 2014, the Compensation Committee decided to increase base salaries, make equity-based long-term incentive awards as well as award bonus compensation to all our named executive officers in a manner designed to enhance the utility of these components as tools to retain our most talented senior executives, which are described in more detail below.

        Risk Management Incentive.    The Compensation Committee believes that the compensation policies and practices it establishes should be designed with a view to incentivizing executives to achieve short-term and long-term performance goals and objectives established by the Board while managing risks appropriately. The Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short-term and long-term goals. In designing these elements of compensation, the Compensation Committee seeks to incentivize appropriate levels of risk taking and to deter subjecting our Company to excessive risk.

        Based on its understanding, as members of the Company's Board of Directors, of the elements of risk associated with our Company's business and the operations of each of our business units, the Compensation Committee does not believe that our Company's compensation policies and practices subject our Company to undue risk. The Company's compensation policies and practices, and the elements of its compensation, are relatively consistent across the Company's business units. In the Compensation Committee's view, the risk profile for each of our Company's business units is relatively proportionate to its contribution to our Company's overall operating results. Other than our Company's Chairman and Chief Executive Officer and our President and Chief Operating Officer, no executive officer of the Company has an employment agreement with the Company. Accordingly, the Company's long-term payment obligation under employment agreements has been limited. In addition, as discussed below under "Elements of Compensation—Base Salary," while the employment agreements for our Chairman and Chief Executive Officer and our President and Chief Operating Officer target benchmarks for total compensation at the 75th percentile of the "selected peer group" identified by the

Compensation Committee, neither employment agreement provides for any particular level of bonus compensation. Rather, under the terms of these employment agreements, the Compensation Committee has full authority to establish the target levels for annual cash incentive awards as well as long-term equity-based incentive awards, consistent with the aforementioned benchmark, and to establish the criteria upon the achievement of which the awards may be earned. Accordingly, in the Compensation Committee's view, the methods used by our Company to compensate and incentivize our employees do not create risks that are reasonably likely to have a material adverse effect on our Company. In addition, while the Board has not adopted a specific policy with regard to the "clawback" of compensation awarded on the basis of improper conduct, the Compensation Committee recognizes that laws applicable to our Company generally require the "clawback" of compensation under circumstances relating to improper or illegal behavior. Accordingly, we believe that these laws support the Board's efforts to manage risk associated with compensation. The Board recognizes that the SEC plans to propose rules relating to compensation "clawback" policies and plans to enact policies to address the final rules that are adopted.

Determining Compensation

        General.    In setting each element of compensation, the Compensation Committee has historically made qualitative assessments of the contributions made by each named executive officer toward our Company's achievement of its overall business and financial performance. These assessments have been employed by the Compensation Committee in determining which of the various compensation elements available to it should be included in each named executive officer's total compensation package, as well as the dollar amount thereof.

        Base salaries for our named executive officers are established by the Compensation Committee on an annual basis. When establishing base salaries for named executive officers who do not have employment agreements, the Compensation Committee takes into account the performance of each named executive officer, his role and responsibilities within our Company and the compensation of comparable executives at other publicly traded companies in our peer group. Under the terms of their respective employment agreements described below in "Employment Agreements," each of our Chairman and Chief Executive Officer and our President and Chief Operating Officer is entitled to receive base salary and an annual long-term equity-based incentive award, which, when aggregated with his target bonus which he will have the opportunity to earn based on the achievement of performance targets established annually by the Compensation Committee, is not less than the 75th percentile of the total base salary, bonus and long-term incentive award earned by executives with comparable positions in our selected peer group companies. Our Compensation Committee believes that using the 75th percentile for comparative purposes reflects the high level of competency of our Company's senior executive officers.

        In establishing the base salaries to which our Chairman and Chief Executive Officer and our President and Chief Operating Officer are entitled under their respective employment agreements, the Compensation Committee considered the total annual compensation of executives at similar levels in the companies included in the selected peer group listed below in "Selected Peer Group." The allocation between targeted annual cash incentive awards and long-term equity-based incentive compensation in order to achieve targeted total compensation at the benchmark level of the 75th percentile of the "selected peer group" companies was determined through direct negotiations between the Compensation Committee and each of our Chairman and Chief Executive Officer and our President and Chief Operating Officer. These negotiations focused on the need to reach agreement on the appropriate level of targeted annual cash incentive award for each executive, with reference to the prior year's bonus target for the executive and the Company's internal budget, approved by the Board of Directors, for 2014, without the use of any formula, weighting or reference to specific factors. The Compensation Committee's focus on determining the appropriate level of targeted annual cash incentive award relates primarily to the contingent nature of the incentive in that it is earned only to the extent that the Company achieves established performance levels. The long-term equity-based incentive compensation was determined to essentially equal the difference between the sum of executive's base salary and targeted annual cash incentive award, on the one hand, and the benchmarked 75th percentile of the selected peer group with respect to the executive, on the other hand.

        For our other named executive officers, as in prior years, for 2014, the Compensation Committee relied to a great extent on the assessments of their performance by our Chairman and Chief Executive Officer and our President and Chief Operating Officer, to whom each of these other named executive officers reports. The Compensation Committee believes that this methodology allows us to account for all of the facts and circumstances of the particular executive officer's performance and enable us to most effectively reward, motivate, challenge and retain these named executive officers.

        The Compensation Committee recommended an increase in base salaries for our Chairman and Chief Executive Officer and our President and Chief Operating Officer to $1,400,000 and $1,000,000, respectively, in 2014. In addition, upon the recommendation of our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee recommended increases in base salaries for the other named executive officers in 2014 which are described in more detail below.

        In the first quarter of 2014, the Compensation Committee established targeted levels of bonus eligibility under the Bonus Plan for our Chairman and Chief Executive Officer and our President and Chief Operating Officer based partially on each of earnings before interest, taxes, depreciation and amortization ("EBITDA") for 2014, earnings per share for 2014 and debt reduction during 2014. The Compensation Committee selected these performance criteria for bonus eligibility under the Bonus Plan based on presentations by management to the Board concerning expectations for 2014 operating performance and related discourse among the Board and management during the first quarter of 2014. The Compensation Committee determined that these individuals would be eligible to earn 100% of their respective bonus compensation targets if our Company reported EBITDA of at least $44,000,000 and diluted earnings per common share of at least $0.06 for 2014. Bonus eligibility was scaled so that a portion of the bonus compensation target would be awarded if part of an applicable target was achieved and a portion of the bonus compensation target would be earned if only one of the criteria was achieved. In addition, the Compensation Committee determined that our Chairman and Chief Executive Officer and our President and Chief Operating Officer would be eligible to earn additional bonus amounts if the Company's debt related to credit facilities was reduced by at least $10,000,000 during the year. For 2014, our Company reported EBITDA of $37,480,000 and a net loss of ($0.25) per common share and reduced its debt related to credit facilities by $16,546,000. Based upon the targets set by the Compensation Committee, these executives were each entitled under the Bonus Plan criteria and the reduction of debt goal to a bonus totalling $272,000.

        Role of the Compensation Committee and Management.    The Compensation Committee reviews all of our Company's compensation and benefit programs. As part of its review of these programs, the Compensation Committee evaluates the competitiveness of compensation and benefits packages offered to our named executive officers and other executive officers. In addition, the Compensation Committee reviews and approves our corporate incentives, goals and performance objectives as well as the incentives, goals and performance objectives we establish for individuals under our Company's compensation and benefit programs. The Compensation Committee evaluates the level of achievement of the corporate incentives, goals and performance objectives set for individuals and, based on the level of achievement, approves any awards dependent on these criteria under our Company's compensation and benefit programs.

        Consistent with prior years, as part of the executive compensation decisions made in 2014, our Chairman and Chief Executive Officer and our President and Chief Operating Officer made recommendations to the Compensation Committee regarding the levels and elements of compensation for the named executive officers, other than themselves, as well as for other executive officers of Hill. The Compensation Committee did not receive any compensation analysis regarding our named executive officers or Hill's other senior executive officers from any compensation consultant. After considering the recommendations of our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee delivered its recommendations to the Board for the Board's approval of the compensation elements and levels for the Chairman and Chief Executive Officer and the President and Chief Operating Officer, as well as for the other named executive officers. In determining its recommendations to the Board, the Compensation Committee relied considerably on assessments by our Chairman and Chief Executive Officer and our President and Chief Operating Officer of the performance and contribution of the other named executive officers.

        Selected Peer Group.    In 2012, the Compensation Committee identified our peer group and our "selected peer group" companies for compensation bench-marking purposes. The selected peer group includes CRA International, Inc., Exponent, Inc., Huron Consulting Group Inc. and Navigant Consulting, Inc.

        Noting that the public companies with which we compete for project management business tend to be significantly larger than Hill, the Compensation Committee concluded that those direct competitors would not be an appropriate group to use for purposes of analyzing the compensation paid to our Chairman and Chief Executive Officer and our President and Chief Operating Officer. Accordingly, the companies identified above provide services in consulting or other fields that are similar to the services we provide and were selected by the Compensation Committee on the basis of their size relative to us, and the presence within those companies and us of similar business model, cultural and philosophical elements. In addition, we recognize the companies in this group as those publicly traded companies with whom we compete most aggressively for talented executives. Accordingly, we refer to these companies as our "selected peer group" companies. In our most recent survey, the companies within the selected peer group had total annual revenues ranging between $272 million and $785 million.

        Equity Grant Practices.    The exercise price of each stock option granted to the named executive officers, as well as to our other named executive officers, was not less than the closing price of our common stock on the date of grant. Typically, the Board awards long-term equity-based incentives to our Chairman and Chief Executive Officer and our President and Chief Operating Officer annually and other executive officers, including the other named executive officers, in two-year cycles. In this regard, in January 2014, we awarded stock options to our Chairman and Chief Executive Officer and our President and Chief Operating Officer, and in March 2014 we awarded stock options to our other executive officers, including the other named executive officers. The awards for our Chairman and Chief Executive Officer and our President and Chief Operating Officer were based on the Compensation Committee's determination that these awards reflected the appropriate level of long-term equity based incentive for those individuals. In making this determination, the Compensation Committee did not make reference to any specific criteria. In determining the awards for our other named executive officers, the Compensation Committee relied upon recommendations from our Chairman and Chief Executive Officer and our President and Chief Operating Officer. The Compensation Committee expects to consider expanding the use of stock options and other equity-based awards in the future.

        We have not in the past and do not intend in the future to coordinate our grants of stock options with the release of material non-public information. We have not, as of the date of this proxy statement, adopted a policy covering compensatory equity grants. We also do not have a policy on the re-pricing of our stock options, but we have not previously re-priced any of our options. The equity compensation plan we use for awards to our named executive officers and other employees prohibits the repricing of options without stockholder approval.

Elements of Compensation

        Base Salary.    The Compensation Committee aims to establish the base salary for each named executive officer at a level that is reflective of the level of responsibility assumed by that officer. For our Chairman and Chief Executive Officer and our President and Chief Operating Officer, total annual compensation is targeted at the 75th percentile of executive officers serving in comparable capacities with the companies included in our selected peer group. The Compensation Committee selected the 75th percentile as the benchmark for compensation of our two most senior executive officers as a result of their demonstrated leadership of our Company's efforts to establish and expand relationships key to our revenue growth and profitability, coupled with the Compensation Committee's view that these individuals are among the top executive talent in our industry and should be compensated accordingly. In view of the significant stock ownership in our Company by our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee historically has leaned more heavily on base salary than on equity-based compensation for these individuals. Accordingly, the base salaries of our Chairman and Chief Executive Officer and our President and Chief Operating Officer tend to be higher than those of comparably titled executives at companies in our selected peer group to reflect generally lower reliance by the Company on bonus and equity-based compensation elements. Equally relevant, the Compensation Committee recognizes that during the time it was a privately owned business, our Company typically did not award any bonus compensation or equity-based incentives to these individuals and, instead, concentrated compensation in the form of base salary. Since our Company's business became publicly owned, the Compensation Committee has sought to transition compensation practices to methods more commonly used by publicly traded companies, but has sought doing so without reducing the base salaries of our executive officers, including our Chairman and Chief Executive Officer, our President and Chief Operating Officer and our other named executive officers.

        The base salaries for our named executive officers are targeted at the higher end of our selected peer group and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance, and internal Company issues. The Compensation Committee reviews each executive officer's base salary on an annual basis. During 2014, Hill's Chairman and Chief Executive Officer and its President and Chief Operating Officer were paid base salaries of $1,400,000 and $1,000,000, respectively. In its most recent survey of selected peer group of companies, the Company determined the base salaries paid to the chief executive officers within the selected peer group of companies ranged between $500,000 and $800,000 and the base salaries paid to the chief operating officers within the selected peer group of companies ranged between $450,000 and $600,000. For the reasons discussed above, the base salary levels for our Chairman and Chief Executive Officer and our President and Chief Operating Officer, relative to comparably titled executives at companies in our selected peer group, reflect our generally greater relative reliance on base salaries and lower relative reliance on bonus and equity-based compensation elements for these executives. Based on these factors, the Compensation Committee determined that the base salaries for our Company's Chairman and Chief Executive Officer and our President and Chief Operating Officer compared to the selected peer group benchmarks were appropriate and warranted. As explained above, consistent with prior years, in making executive compensation decisions for 2014, the Compensation Committee utilized recommendations of our Chairman and Chief Executive Officer and our President and Chief Operating Officer regarding the levels and elements of compensation for the named executive officers, other than themselves, as well as for other executive officers of Hill.

        The table below sets forth the base salary for each of our named executive officers for 2013 and 2014, together with the percentage change from year-to-year.

	Base Salary
Name	2013	2014	Percentage Change
Irvin E. Richter	$1,300,000	$1,400,000	7.7%
Chairman and Chief Executive Officer
John Fanelli III	375,000	410,000	9.3%
Senior Vice President and Chief Financial Officer
David L. Richter	900,000	1,000,000	11.1%
President and Chief Operating Officer
Raouf S. Ghali	850,000	950,000	11.8%
President, Project Management Group (International)
Frederic Z. Samelian	660,000	720,000	9.1%
President, Construction Claims Group

        The percentage increase for the Chairman and Chief Executive Officer reflect the Compensation Committee's determination to reward his strong leadership role and performance in the face of significant challenges affecting our industry. The relatively higher percentage increase for the President and Chief Operating Officer reflect the Compensation Committee's view of his high level of responsibility over the Company and its overall revenue as well as his individual performance. The percentage increase for our Senior Vice President and Chief Financial Officer reflects his important contributions to the Company in a key role. The relatively higher percentage increase for the President of our Project Management Group (International) reflects the Compensation Committee's view of his level of responsibility over a group that contributed significantly to our overall revenue and profitability. The percentage increase for the President of our Construction Claims Group reflect the Compensation Committee's view of his level of responsibility over an important group and to more closely align his compensation with other executives at a comparable level of responsibility within his group and in the Company.

        Annual Cash Incentive Awards.    The Compensation Committee and the Board, in their discretion, may establish annual cash incentives from time to time. Our objective in providing annual cash incentives is to reward short-term performance that has exceeded specific expectations in circumstances where no other element of our compensation program would otherwise reward such performance without incentivizing inappropriate risk-taking or otherwise deterring achievement of our long-term goals and initiatives. As stated above in "Determining Compensation—General," as a result of the Company's reported EBITDA and the reduction in debt during 2014, our Chairman and Chief Executive Officer and our President and Chief Operating Officer were entitled to receive bonuses under the Bonus Plan for 2014. In connection with their compensation-related recommendations, in view of their strong performance under difficult conditions during 2014, our Chairman and Chief Executive Officer and our President and Chief Operating Officer recommended bonuses for our other named executive officers for 2014, and, consistent with their recommendation, the Compensation Committee determined to award bonuses to our other named executive officers for 2014 as follows: Mr. Fanelli—$50,000, Mr. Ghali—$150,000 and Mr. Samelian—$50,000.

        Long-Term Equity-Based Incentive Compensation.    From time to time, the Compensation Committee and the Board, in their discretion, may award long-term equity-based compensation to our executive officers, including our named executive officers. In determining the terms and amounts of any of these awards, the Compensation Committee seeks primarily to motivate successful multi-year operational and financial performance of our Company, to encourage long-term accountability of the individuals to whom the awards are made and to further reinforce the linkage between executive performance and creation of stockholder value.

        For 2014, the Compensation Committee recommended, and the Board approved, certain stock option awards for our named executive officers. The awards are shown in detail in the table under "Grants of Plan Based Awards" on page 25. As stated above in "Determining Compensation—Equity Grant Practices," the awards for our Chairman and Chief Executive Officer and our President and Chief Operating Officer were based on the Compensation Committee's determination that the awards reflected the appropriate level of long-term equity based incentive for those individuals. In making this determination, the Compensation Committee did not make reference to any specific criteria. In determining the awards for our other named executive officers, the Compensation Committee relied upon recommendations from our Chairman and Chief Executive Officer and our President and Chief Operating Officer.

        In our most recent survey, total long-term compensation for the chief executive officers and the chief operating officers of the selected peer group of companies ranged between $292,000 and $1,096,000 and between $219,000 and $636,000, respectively.

        The table below sets forth the awards of long-term equity-based incentive compensation for each of our named executive officers for 2014, together with the aggregate grant date fair value of their respective awards calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 and the grant date fair value of the award as a percentage of his base salary for 2014.

	Long-Term Equity Based Incentive Compensation Awards
Name	Number of Shares Underlying Stock Options	Number of Restricted Shares	Aggregate Grant Date Fair Value of Awards	Percentage of Base Salary
Irvin E. Richter	500,000	—	$870,000	62.1%
Chairman and Chief Executive Officer
John Fanelli III	25,000	—	65,750	16.0%
Senior Vice President and Chief Financial Officer
David L. Richter	500,000	—	1,100,000	110.0%
President and Chief Operating Officer
Raouf S. Ghali	100,000	—	263,000	27.7%
President, Project Management Group (International)
Frederic Z. Samelian	40,000	—	105,200	14.6%
President, Construction Claims Group

        For 2014, the Compensation Committee recommended long-term incentive awards to our Chairman and Chief Executive Officer and to our President and Chief Operating Officer. Also, upon recommendations from our Chairman and Chief Executive Officer and our President and Chief Operating Officer, the Compensation Committee recommended long-term incentive compensation for the other named executive officers. The Compensation Committee recommended these awards to the Board to further incentivize these executives and reward these executives for performance that creates additional stockholder value over the long-term.

        Other Compensation.    The forms of other compensation that are provided to our named executive officers are generally available to all employees of Hill on a non-discriminatory basis. These elements of compensation include, without limitation, benefits packages typical for companies of our size and the option to be paid in cash for vacation, sick days and/or personal days not taken. In addition, under the terms of his employment agreement, our Chairman and Chief Executive Officer was entitled to receive, among other things, two automobiles for his use and payment of specified premiums for life insurance. The employment agreement with our President and Chief Operating Officer entitled him to receive, among other things, two automobiles for his use.

Employment Agreements

        Irvin E. Richter and David L. Richter were each a party to an employment agreement with the Company for a term which expired on December 31, 2014.

        On January 27, 2014, the Board approved a leadership succession plan that provided for the transition of the Chief Executive Officer position as of December 31, 2014 to David L. Richter. Effective on that date, Irvin E. Richter relinquished the Chief Executive Officer title but remained with the Company as Chairman. At the same time, David L. Richter became President and Chief Executive Officer.

        As of January 31, 2014, the Company entered into new five-year employment agreements with Irvin E. Richter and David L. Richter that were effective as of December 31, 2014. In determining the compensation of Irvin E. Richter under his new employment agreement, the Compensation Committee and the Board considered the important business relationships that are maintained by him and the travel demands upon him that are essential to the continued maintenance of such relationships, in addition to the traditional duties of his position as Chairman. In determining the compensation of David L. Richter under his new employment agreement, the Compensation Committee and the Board considered primarily his new and expanded responsibilities as Chief Executive Officer.

        New Employment Agreement with Irvin E. Richter.    Under the new agreement effective December 31, 2014, Irvin E. Richter will receive an annual base salary of no less than $1,400,000, to be adjusted annually, and will be eligible to receive an annual bonus in an amount, if any, to be determined by the Board. The agreement further provides that he will be entitled to all benefits of employment provided to other employees of the Company during the employment term. In addition, the Company will provide him with two vehicles for his use and will pay certain life insurance premiums during the employment term.

        New Employment Agreement with David L. Richter.    Under the new agreement effective December 31, 2014, David L. Richter will receive a base salary of no less than $1,000,000, to be adjusted annually, and will be eligible to receive an annual bonus based upon the achievement of performance criteria to be established by the Board or its Compensation Committee for the applicable year. He also will be eligible to receive an annual long-term incentive award, which may consist of stock options issued by the Company, shares of restricted stock of the Company, and other forms of equity-based, equity-linked or other long-term incentive compensation. The amount and other terms of long-term incentive awards made to him, if any, will be determined by the Board or its Compensation Committee. The agreement also reflects the intention that the total of his base salary, bonus and long-term incentive award for each year during the employment term be not less than the 75th percentile for the chief executive officers of certain "peer group" companies. The agreement further provides that he will be entitled to all benefits of employment provided to other employees of the Company and will provide Mr. Richter with two vehicles for his use during the employment term.

Compensation for Non-Employee Directors in 2014

        Non-employee directors' compensation is set by the Board at the recommendation of the Compensation Committee. For 2014, the Compensation Committee recommended and the Board approved a compensation and benefit program for non-employee directors. In developing its recommendations, the Compensation Committee was guided by the following goals: compensation should fairly pay directors for work required in order to serve on the Board and compensation should align non-employee directors' interests with the long-term interests of stockholders. For 2014, the Compensation Committee and the Board approved an annual compensation package for each non-employee director consisting of: (i) a $100,000 director's fee payable in cash, (ii) a grant of stock options, made at the meeting of our Board of Directors immediately following our annual meeting of stockholders, valued at $35,000 on the grant date, based on a Black-Scholes model, with immediate vesting and with an exercise price equal to the closing price per share of our common stock on the date of grant and exercisable over a five-year period, and (iii) an award on the same date of shares of our common stock valued at $35,000 based on the closing price per share of our common stock on the date of the award. In addition, the Chairman of the Compensation Committee and the Chairman of the Governance and Nominating Committee each receive an annual committee chairman's fee of $5,000 payable in cash, and the Chairman of the Audit Committee receives an annual committee chairman's fee of $10,000 payable in cash.

Share Ownership Guidelines

        We have adopted a policy with respect to the ownership of our common stock by the members of our Board of Directors. Under our policy, each director is required to own at least 10,000 shares of our common stock. Each person is required to comply with the policy within two years after becoming subject to it. We do not have a policy with respect to the ownership of our common stock by our executive officers.

Tax Deductibility of Compensation

        We currently do not have a policy with respect to compliance with the limitations imposed by Section 162(m) of the Code, which imposes a $1,000,000 limit on the amount that a public company may deduct as an expense for compensation paid to our named executive officers.

        However, the Bonus Plan which was approved by stockholders in 2010 and is being presented to the stockholders for re-approval at the Annual Meeting is designed to preserve the tax deductibility of cash incentive awards to executive officers under Section 162(m) of the Code. As mentioned above, Section 162(m) generally limits to $1,000,000 per year the deductibility, for federal income tax purposes, of cash compensation to any individual who, as of the end of the year, is one of our named executive officers. This limitation does not apply to compensation that is deemed to be "qualified performance-based" within the meaning of Section 162(m). Therefore, if compensation qualifies as "qualified performance-based" for purposes of Section 162(m), we will be permitted to deduct it for federal income tax purposes. The provisions of Section 162(m) require, among other things, that the material terms of compensation plans such as our bonus award plans must be approved by a company's stockholders every five years in order for compensation awarded under such plan to qualify as "qualified performance-based." For additional information relating to the Compensation Committee's use of the Bonus Plan and, potentially, the award of other bonus compensation, see "Compensation Philosophy and Objectives—Performance."

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Hill's management. Based on such review and discussions, the Committee recommended to Hill's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2014. This report is provided by the following independent directors, who comprise the Committee:

Alan S. Fellheimer (Chairman)
Camille S. Andrews
Steven M. Kramer

EXECUTIVE OFFICERS

        Hill's current executive officers are as follows:

Name	Age	Position
David L. Richter	48	President and Chief Executive Officer
Raouf S. Ghali	53	Chief Operating Officer
Thomas J. Spearing III	48	Regional President (Americas), Project Management Group
Mohammed Al Rais	61	Regional President (Middle East), Project Management Group
Frederic Z. Samelian	68	President, Construction Claims Group
John Fanelli III	60	Senior Vice President and Chief Financial Officer
Ronald F. Emma	63	Senior Vice President and Chief Accounting Officer
William H. Dengler, Jr.	48	Senior Vice President and General Counsel
Catherine H. Emma	55	Senior Vice President and Chief Administrative Officer
Michael J. Petrisko	50	Senior Vice President and Chief Information Officer

        Officers are not appointed for fixed terms. Biographical information for our current officers who are not also directors follows:

        RAOUF S. GHALI has been our Chief Operating Officer since January 2015. Prior to that, he was President of our Project Management Group (International) from January 2005 to January 2015, Senior Vice President in charge of project management operations in Europe, North Africa and the Middle East from 2001 to 2004, and Vice President from 1993 to 2001. Prior to joining us, he worked for Walt Disney Imagineering from 1988 to 1993. Mr. Ghali earned both a B.S. in business administration and economics and an M.S. in business organizational management from the University of LaVerne.

        THOMAS J. SPEARING has been Regional President (Americas) of our Project Management Group since January 2015. Prior to that, he was President of our Project Management Group (Americas) from April 2009 to January 2015 and Senior Vice President and Chief Strategy Officer from September 2007 to March 2009. Prior to joining Hill, Mr. Spearing worked for more than ten years with STV Group, most recently as Principal-in-Charge of its western region. Before that, Mr. Spearing was a Vice President of business development with Hill. Mr. Spearing earned his B.B.A. in computer and information science from Temple University, his B.S. in construction management and his B.S. in civil engineering from Spring Garden College, and his M.S. in management from Rosemont College. He is founding co-chair of Pennsylvanians for Transportation Solutions (Pen Trans), is a Women's Transportation Seminar member, a member of the Legacy Foundation and Co-Chair of the Transit Builders' Trust. In addition, he has served in various leadership roles with the American Public Transit Association, including serving as chair, vice chair and secretary of its Capital Projects Subcommittee. Mr. Spearing also is active in the Southern New Jersey Development Council, the AEC Business Builders Forum, and the CMAA, among others.

        MOHAMMED AL RAIS has been Regional President (Middle East) with Hill's Project Management Group since January 2015. Prior to that, he was Senior Vice President and Managing Director (Middle East) of our Project Management Group from April 2010 to January 2015 and Vice President from 2006 to 2010. Mr. Al Rais has over 38 years of experience in the management of construction projects throughout the Middle East, North Africa, the United Kingdom and Canada. He earned his B.Sc. in city and regional planning from the University of Engineering and Technology in Pakistan and his M.Sc. in project management from the University of Reading in the United Kingdom. Mr. Al Rais is a member of the Association for Project Management in the U.K., the Canadian Business Council, the Society of Engineers in the U.A.E., the Chartered Management Institute and the Chartered Institute of Building.

        FREDERIC Z. SAMELIAN has been President of our Construction Claims Group since January 2005. Prior to that, he was a Senior Vice President with us from 2003 to 2004. Before that, Mr. Samelian was President of Conex International, Inc., a construction dispute resolution firm, from 2002 to 2003 and from 2000 to 2001, an Executive Director with Greyhawk North America, Inc., a construction management and consulting firm, from 2001 to 2002, and a Director with PricewaterhouseCoopers LLP from 1998 to 2000. Before that, he had worked with Hill from 1983 to 1998, including serving as Hill's President and Chief Operating Officer from 1996 to 1998. Mr. Samelian has a B.A. in international affairs from George Washington University and an M.B.A. from Southern Illinois University at Edwardsville. He is a Project Management Professional certified by the Project Management Institute and a licensed General Building Contractor in California and Nevada. Mr. Samelian is also a Member of the Chartered Institute of Arbitrators (CIArb) and is a CIArb Accredited Mediator. He is also a licensed real estate salesperson in Nevada.

        JOHN FANELLI III has been our Senior Vice President and Chief Financial Officer since September 2006. Before that, Mr. Fanelli was Vice President and Chief Accounting Officer of CDI Corp. from 2005 to 2006, and he was Vice President and Corporate Controller of CDI Corporation (a subsidiary of CDI Corp.) from 2003 to 2006. CDI Corp. is a New York Stock Exchange-traded professional services and outsourcing firm based in Philadelphia with expertise in engineering, technical services and information technology. During 2003, Mr. Fanelli was a financial consultant to Berwind Corporation, an investment management company based in Philadelphia which owns a diversified portfolio of manufacturing and service businesses and real estate. Before that, Mr. Fanelli was employed for 18 years by Hunt Corporation, then a New York Stock Exchange-traded manufacturer and marketer of office products. At Hunt, he served as Vice President and Chief Accounting Officer from 1995 until 2003, and before that as Director of Budgeting, Financial Analysis and Control, from 1985 to 1995. Before that, Mr. Fanelli was employed with Coopers & Lybrand for eight years in various accounting and auditing positions. Mr. Fanelli earned his B.S. in accounting from LaSalle University and he is a Certified Public Accountant in Pennsylvania.

        RONALD F. EMMA has been our Senior Vice President and Chief Accounting Officer since January 2007. Mr. Emma had been Senior Vice President of Finance from 1999 to 2007. Before that, he was Vice President of Finance. Mr. Emma has been with Hill since 1980. Before joining Hill, he was Assistant Controller of General Energy Resources, Inc., a mechanical contracting firm, and prior to that was a Staff Accountant with the accounting firm of Haskins & Sells. Mr. Emma has a B.S. in accounting from St. Joseph's University and he is a Certified Public Accountant in New Jersey.

        WILLIAM H. DENGLER, JR. has been our Senior Vice President and General Counsel since March 2007. Mr. Dengler was previously Vice President and General Counsel from 2002 to 2007, and Corporate Counsel from 2001 to 2002. Mr. Dengler also serves as corporate secretary to Hill and its subsidiaries. Prior to joining Hill, Mr. Dengler served as Assistant Counsel to former New Jersey Governors Donald DiFrancesco and Christine Todd Whitman from 1999 to 2001. Mr. Dengler earned his B.A. in political science from Western Maryland College and his J.D. from Rutgers University

School of Law at Camden. He is licensed to practice law in New Jersey, as well as before the U.S. Court of Appeals for the Third Circuit and the U.S. Supreme Court.

        CATHERINE H. EMMA has been our Senior Vice President and Chief Administrative Officer since January 2007. Ms. Emma had been Vice President and Chief Administrative Officer from 2005 to 2007. Before that, she served as Vice President of Human Resources and Administration. Ms. Emma has been with Hill since 1982. She is certified by the Society for Human Resource Management as a Professional in Human Resources (PHR) and holds professional memberships with Tri-State Human Resources and the Society for Human Resource Management. Ms. Emma previously participated in BNA's Human Resources Personnel Policies Forum. Ms. Emma is the wife of Ronald F. Emma.

        MICHAEL J. PETRISKO has been our Senior Vice President and Chief Information Officer since June 2014. Prior to that, Mr. Petrisko was Vice President and Chief Information Officer for STV Group, an architecture, engineering and construction management firm, from June 2012 to June 2014. Before that, Mr. Petrisko was Hill's Senior Vice President and Chief Information Officer from January 2009 to June 2012, and Vice President and Chief Information Officer from 2007 to 2008. Before that, Mr. Petrisko was Director of Global IT Operations for AECOM Technology Corp. from 2005 to 2007 and Vice President and Chief Information Officer for DMJM Harris, a subsidiary of AECOM Technology Corp., a global architecture, engineering and construction management firm, from 2002 to 2005. From 1999 to 2002, he was Director of Technical Services for Foster Wheeler Corp., an engineering and construction services firm. Mr. Petrisko studied management information technology at Thomas Edison State College and he is a member of the New Jersey Society of Information Management and a member of the CMAA.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table contains summary information concerning the annual compensation for our then-named executive officers during 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)(2)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)(3)	Total ($)
Irvin E. Richter(4)	2014	1,400,000	—	870,000	272,000	1,391,423	3,933,423
Chairman and Chief Executive	2013	1,300,000	233,700	895,000	—	262,177	2,690,877
Officer	2012	1,200,000	200,000	1,175,000	—	252,211	2,827,211
John Fanelli III	2014	410,000	50,000	65,750	—	11,989	511,989
Senior Vice President and Chief	2013	375,000	40,000	54,750	—	11,472	481,222
Financial Officer	2012	350,000	25,000	—	—	12,398	387,398
David L. Richter(4)	2014	1,000,000	—	1,100,000	272,000	103,050	2,475,050
President and Chief Operating	2013	900,000	233,700	895,000	—	84,686	2,113,386
Officer	2012	800,000	200,000	1,175,000	—	79,749	2,254,749
Raouf S. Ghali(4)	2014	950,000	150,000	263,000	—	58,285	1,421,285
President, Project Management	2013	850,000	150,000	219,000	—	80,114	1,299,114
Group (International)	2012	750,000	100,000	—	—	38,387	888,387
Frederic Z. Samelian	2014	720,000	50,000	105,200	—	18,488	893,688
President, Construction Claims	2013	660,000	50,000	109,500	—	30,025	849,525
Group	2012	615,000	25,000	—	—	32,616	672,616

(1)
The amounts reported in these columns reflect the aggregate grant date fair value of stock awards and grants of stock options calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718"). The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. The amounts in these columns do not reflect compensation actually received by the named executive officer. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the named executive officer will correspond to the amount shown.

(2)
The Black-Scholes option valuation model is used to estimate the fair value of the options in accordance with ASC 718. For a discussion of the assumptions used, see Note 11 to the Company's consolidated financial statements for 2014 contained in the Form 10-K filed with the SEC on March 13, 2015.

(3)
Hill provides its named executive officers with additional benefits, reflected in the table below for 2014, that Hill believes are reasonable, competitive and consistent with the Company's overall executive compensation program.

(4)
As disclosed in "Compensation Discussion and Analysis—Employment Agreements," on December 31, 2014, Irvin E. Richter relinquished the Chief Executive Officer title but remained with the Company as Chairman and David L. Richter became President and Chief Executive Officer. As disclosed in "Executive Officers," Mr. Ghali became Chief Operating officer in January 2015.

Name	Life Insurance ($)	Vehicle ($)	Country Club ($)	Unused Vacation ($)	Medical and Disability ($)	401(k) Match ($)	Total Other Compensation ($)
Irvin E. Richter	168,469	24,793	—	1,175,512	20,049	2,600	1,391,423
John Fanelli III	1,338	—	—	3,153	4,898	2,600	11,989
David L. Richter	1,632	56,879	21,890	—	20,049	2,600	103,050
Raouf S. Ghali	1,632	19,000	—	18,262	16,791	2,600	58,285
Frederic Z. Samelian	1,632	—	—	—	14,256	2,600	18,488

          The percentage of the "Total" column represented by each named executive officer's salary and bonus for each year is as follows:

Name	2012 Salary and Bonus as a % of Total Compensation	2013 Salary and Bonus as a % of Total Compensation	2014 Salary and Bonus as a % of Total Compensation
Irvin E. Richter	49.5%	57.0%	42.5%
John Fanelli III	96.8%	86.2%	89.8%
David L. Richter	44.4%	53.6%	49.8%
Raouf S. Ghali	95.7%	77.0%	77.4%
Frederic Z. Samelian	95.2%	83.6%	86.2%

Grants of Plan-Based Awards

        The following table presents information about equity-based awards made to our named executive officers in 2014. The Company did not make any stock awards in 2014.

Name	Grant Date	All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options (#)(1)	Exercise or base price of option awards ($/Sh)		Grant date fair value of stock and option awards ($)(3)
Irvin E. Richter	1/2/14	—	500,000	4.35	(2)	870,000
John Fanelli III	3/10/14	—	25,000	4.95		65,750
David L. Richter	1/2/14	—	500,000	3.95		1,100,000
Raouf S. Ghali	3/10/14	—	100,000	4.95		263,000
Frederic Z. Samelian	3/10/14	—	40,000	4.95		105,200

(1)
Represents options issued under the 2006 Employee Stock Option Plan. Information regarding the vesting schedules and expiration of these options is included in the "Outstanding Equity Awards at Fiscal Year-End" table and the footnotes thereto. Options will vest on an accelerated basis upon the executive's termination of employment under certain circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards is included under the heading "Potential Payments upon Termination or Change in Control."

(2)
The named executive officer's beneficial ownership of the Company's common stock exceeded 10% on the grant date. The 2006 Employee Stock Option Plan requires that the grant of incentive stock options to a stockholder whose ownership of the Company exceeds 10% at the time of the grant be made at an exercise price equal to 110% of the fair market value of the Company's common stock on the date of the grant.

(3)
See footnotes 1 and 2 to the Summary Compensation Table regarding calculation of these amounts.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides information with respect to outstanding equity awards held by our named executive officers as of December 31, 2014.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)		Option expiration date	Number of shares or units of stock that have not vested (#)	Market value or units of stock that have not vested ($)
Irvin E. Richter	320,000	—	(1)	6.41	(2)	3/31/2015	—	—
	340,251	113,417	(3)	7.32	(2)	1/26/2016	—	—
	220,050	220,050	(4)	5.47	(2)	3/6/2017	—	—
	125,000	375,000	(5)	4.04	(2)	1/21/2018	—	—
	—	500,000	(6)	4.35	(2)	1/2/2019	—	—
John Fanelli III	20,000	—	(7)	2.45		3/9/2016	—	—
	6,000	4,000	(8)	6.31		6/3/2018	—	—
	5,000	20,000	(9)	3.67		1/21/2020	—	—
	—	25,000	(10)	4.95		3/10/2021	—	—
David L. Richter	150,000	—	(7)	2.45		3/9/2016	—	—
	212,000	53,000	(11)	5.83		3/31/2017	—	—
	340,251	113,417	(3)	7.32	(2)	1/26/2016	—	—
	220,050	220,050	(4)	5.47	(2)	3/6/2017	—	—
	125,000	375,000	(5)	4.04	(2)	1/21/2018	—	—
	—	500,000	(12)	3.95		1/2/2021	—	—
Raouf S. Ghali	55,489	—	(7)	2.45		3/9/2016	—	—
	30,000	20,000	(8)	6.31		6/3/2018	—	—
	20,000	80,000	(9)	3.67		1/21/2020	—	—
	—	100,000	(10)	4.95		3/10/2021	—	—
Frederic Z. Samelian	20,000	—	(7)	2.45		3/9/2016	—	—
	15,000	10,000	(8)	6.31		6/3/2018	—	—
	10,000	40,000	(9)	3.67		1/21/2020	—	—
	—	40,000	(10)	4.95		3/10/2021	—	—

(1)
These options were granted on March 31, 2010 and vest at the rate of 25% per year with vesting dates of March 31, 2011, 2012, 2013 and 2014.

(2)
The named executive officer's beneficial ownership of the Company's common stock exceeded 10% on the grant date. The 2006 Employee Stock Option Plan requires that the grant of incentive stock options to a stockholder whose ownership of the Company exceeds 10% at the time of the grant be made at an exercise price equal to 110% of the fair market value of the Company's common stock on the date of the grant.

(3)
These options were granted on January 26, 2011 and vest at the rate of 25% per year with vesting dates of January 26, 2012, 2013, 2014 and 2015.

(4)
These options were granted on March 6, 2012 and vest at the rate of 25% per year with vesting dates of March 6, 2013, 2014, 2015 and 2016.

(5)
These options were granted on January 21, 2013 and vest at the rate of 25% per year with vesting dates of January 21, 2014, 2015, 2016 and 2017.

(6)
These options were granted on January 2, 2014 and vest at the rate of 25% per year with vesting dates of January 21, 2015, 2016, 2017 and 2018.

(7)
These options were granted on March 9, 2009 and vest at the rate of 20% per year, with vesting dates of March 9, 2010, 2011, 2012, 2013 and 2014.

(8)
These options were granted on June 3, 2011 and vest at the rate of 20% per year with vesting dates of June 3, 2012, 2013, 2014, 2015 and 2016.

(9)
These options were granted on January 21, 2013 and vest at the rate of 20% per year with vesting dates of January 21, 2014, 2015, 2016, 2017 and 2018.

(10)
These options were granted on March 10, 2014 and vest at the rate of 20% per year with vesting dates of March 10, 2015, 2016, 2017, 2018 and 2019.

(11)
These options were granted on March 31, 2010 and vest at the rate of 20% per year, with vesting dates of March 31, 2011, 2012, 2013, 2014 and 2015.

(12)
These options were granted on January 2, 2014 and vest at the rate of 20% per year with vesting dates of January 21, 2015, 2016, 2017, 2018 and 2019.

Option Exercises and Stock Vested

        The following table provides information on the exercise of stock options by our named executive officers during 2014.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Irvin E. Richter	200,000	464,000	—	$—
John Fanelli III	—	—	—	—
David L. Richter	—	—	—	—
Raouf S. Ghali	44,511	181,236	—	—
Frederic Z. Samelian	30,000	127,500	—	—

Potential Payments Upon Termination or Change in Control

        The Company has entered into agreements and maintains plans that will require the Company to provide compensation to certain named executive officers in the event of a termination of employment and/or a change in control of the Company. The potential amount of compensation payable to each named executive officer in each situation is set forth in the tables below. The amounts shown in the tables assume that termination of the named executive officer and/or a change in control occurred on December 31, 2014 and are based on the closing price per share of Hill common stock on that date of $3.84. The actual amounts to be paid will depend on the circumstances and time of the termination or change in control. Please see "Compensation Discussion and Analysis—Employment Agreements" for a description of the material terms of the employment agreements we have entered into with our Chairman and our President and Chief Executive Officer. In addition, the Company has change in control arrangements with our Chief Operating Officer and President, Construction Claims Group.

Irvin E. Richter

Payments and Benefits	Death		By Company Without Cause		By Executive for Good Reason		By Executive Within Two Years Following a Change in Control
Cash payment	$350,000	(1)	$4,200,000	(2)	$4,200,000	(2)	$4,200,000	(2)
Cost of continued benefits of employment accorded to Company employees	—		60,147	(3)	60,147	(3)	60,147	(3)
Automobile expenses	—		74,378	(4)	74,378	(4)	74,378	(4)
Reimbursement for life insurance premiums	—		505,407	(5)	505,407	(5)	505,407	(5)
Vesting of stock options	—		—	(6)	—		—

(1)
Upon Irvin E. Richter's death, the Company shall continue to pay to his surviving spouse, if any, his then base salary, for a period of ninety days. On December 31, 2014, Mr. Richter's base salary was $1,400,000.

(2)
The Company is required to make this cash payment to Mr. Richter within thirty days after the effective date of such termination in an amount equal to three years of his then base salary if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(3)
Mr. Richter is entitled to all benefits of employment provided to other employees of the Company in comparable positions for a period of three years.

(4)
The Company is required to continue to provide Mr. Richter with two Company vehicles appropriate to his position and pay all insurance, fuel, maintenance and operating expenses of such vehicles for a period of three years if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(5)
The Company is required to continue to reimburse Mr. Richter for life insurance premiums for the three-year period if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(6)
Mr. Richter's stock options immediately vest if the Company terminates him without cause. As of December 31, 2014, Mr. Richter had unvested stock options to purchase 113,417 shares at $7.32 per share, 220,050 at $5.47 per share, 375,000 shares at $4.04 per share and 500,000 shares at $4.35 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $3.84, the closing price of the Company's common stock on December 31, 2014. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company's stock on December 31, 2014.

David L. Richter

Payments and Benefits	Death		By Company Without Cause		By Executive for Good Reason		By Executive Within Two Years Following a Change in Control
Cash payment	$250,000	(1)	$3,000,000	(2)	$3,000,000	(2)	$3,000,000	(2)
Cost of continued benefits of employment accorded to Company employees	—		60,147	(3)	60,147	(3)	60,147	(3)
Automobile expenses	—		170,638	(4)	170,638	(4)	170,638	(4)
Vesting of stock options	—		—	(5)	—		—

(1)
Upon David L. Richter's death, the Company shall continue to pay to his surviving spouse, if any, his then base salary, for a period of ninety days. On December 31, 2014, Mr. Richter's base salary was $1,000,000.

(2)
The Company is required to make this cash payment to Mr. Richter within thirty days after the effective date of such termination in an amount equal to three years of his then base salary if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(3)
Mr. Richter is entitled to all benefits of employment provided to other employees of the Company in comparable positions for a period of three years.

(4)
The Company is required to continue to provide Mr. Richter with two Company vehicles appropriate to his position and pay all insurance, fuel, maintenance and operating expenses of such vehicles for a period of three years if (i) his employment is terminated by the Company without cause, (ii) he terminates his employment for good reason or (iii) he terminates his employment within two years of a change in control of the Company.

(5)
Mr. Richter's stock options immediately vest if the Company terminates him without cause. As of December 31, 2014, Mr. Richter had unvested stock options to purchase 53,000 shares at $5.83 per share, 113,417 shares at $7.32, 220,050 shares at $5.47, 375,000 shares at $4.04 and 500,000 shares at $3.95 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $3.84, the closing price of the Company's common stock on December 31, 2014. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company's stock on December 31, 2014.

John Fanelli III

Payments and Benefits	For Involuntary Termination Within Two Years Following a Change in Control
Cash payment	$410,000	(1)
Vesting of stock options	3,400	(2)

(1)
The Company is required to make this cash payment to Mr. Fanelli at the effective date of such termination in an amount equal to his then base salary.

(2)
Mr. Fanelli's stock options immediately vest if he is involuntarily terminated within one year following a change of control. As of December 31, 2014, Mr. Fanelli had unvested stock options to purchase 4,000 shares at an exercise price of $6.31 per share, 20,000 shares at $3.67 per share and 25,000 shares at $4.95 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $3.84, the closing price of the Company's common stock on December 31, 2014. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company's stock on December 31, 2014.

Raouf S. Ghali

Payments and Benefits	For Involuntary Termination Within Two Years Following a Change in Control
Cash payment	$950,000	(1)
Vesting of stock options	13,600	(2)

(1)
The Company is required to make this cash payment to Mr. Ghali at the effective date of such termination in an amount equal to his then base salary.

(2)
Mr. Ghali's stock options immediately vest if he is involuntarily terminated within one year following a change of control. As of December 31, 2014, Mr. Ghali had unvested stock options to purchase 20,000 shares at an exercise price of $6.31 per share, 80,000 shares at $3.67 per share and 100,000 shares at $4.95 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $3.84, the closing price of the Company's common stock on December 31, 2014. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company's stock on December 31, 2014.

Frederic Z. Samelian

Payments and Benefits	For Involuntary Termination Within Two Years Following a Change in Control
Cash payment	$720,000	(1)
Vesting of stock options	6,800	(2)

(1)
Company is required to make this cash payment to Mr. Samelian at the effective date of such termination in an amount equal to his then base salary.

(2)
Mr. Samelian's stock options immediately vest if he is involuntarily terminated within one year following a change of control. As of December 31, 2014, Mr. Samelian had unvested stock options to purchase 10,000 shares at an exercise price of $6.31 per share, 40,000 shares at an exercise price of $3.67 per share and 40,000 shares at $4.95 per share. This amount represents the intrinsic value of the award based on the difference between the exercise price and $3.84, the closing price of the Company's common stock on December 31, 2014. The amount reported does not include the value of accelerated options where the exercise price of such options exceeded the closing price of the Company's stock on December 31, 2014.

 DIRECTOR COMPENSATION

        For a description of director compensation, see "Compensation for Non-Employee Directors in 2014" under the "Compensation Discussion and Analysis" section of this proxy statement.

        Our non-employee directors received the following amounts of compensation in 2014.

	Fees Earned or Paid in Cash $	Stock Awards(1)(2) $	Option Awards(1)(3) $	Total $
Camille S. Andrews	105,000	35,000	35,000	175,000
Brian W. Clymer	110,000	35,000	35,000	180,000
Alan S. Fellheimer	105,000	35,000	35,000	175,000
Steven M. Kramer	100,000	35,000	35,000	170,000
Gary F. Mazzucco	100,000	35,000	35,000	170,000

(1)
The amounts reported in these columns reflect the aggregate grant date fair value of stock awards and grants of stock options calculated in accordance with ASC 718. The amounts for options do not reflect compensation actually received by the director. The actual value, if any, that a director may realize from an option award is contingent upon the excess of the stock price over the exercise price, if any, on the date the option is exercised. Thus, there is no assurance that the value, if any, eventually realized by the director will correspond to the amount shown.

(2)
On June 12, 2014, each non-employee director was granted 5,295 shares of the Company's common stock under the 2009 Non-Employee Director Stock Grant Plan. The amount of the 2014 awards is based on the closing price ($6.61) of the Company's common stock on June 12, 2014.

(3)
On June 12, 2014, each non-employee director was granted an option to purchase 12,774 shares of the Company's common stock at an exercise price of $6.61 per share, the closing price of the Company's common stock on the date of grant. The fair value of the options was $2.74 per share, determined using the Black-Scholes option valuation model. For a description of the assumptions used, see Note 11 to the Company's consolidated financial statements for 2014 contained in the Form 10-K filed with the SEC on March 13, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table shows information regarding the beneficial ownership of our common stock as of April 15, 2015 by each person or entity known by us to beneficially own more than five percent of our common stock, by our directors, by our named executive officers and by all our directors and executive officers as a group. For purposes of the following table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or sole or shared investment power with respect to a security, or any combination thereof, and the right to acquire such power (for example, through the exercise of employee stock options granted by the Company) within 60 days. Unless otherwise indicated, the address of each of the beneficial owners is c/o Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103. As of April 15, 2015, there were 50,373,822 shares of our common stock outstanding.

	Shares of Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Number of Shares	Percent
Wells Fargo & Company(1) 420 Montgomery Street San Francisco, CA 94104	4,335,091	8.6%
Rutabaga Capital Management(2) 64 Broad Street, 3rd Floor Boston, MA 02109	3,460,046	6.9%
NAMED EXECUTIVE OFFICERS AND DIRECTORS
Irvin E. Richter(3)	6,713,354	12.9%
David L. Richter(4)	5,293,758	10.2%
Raouf S. Ghali(5)	378,489	*
Frederic Z. Samelian(6)	207,126	*
Steven M. Kramer(7)	215,334	*
Brian W. Clymer(8)	176,595	*
Alan S. Fellheimer(9)	155,616	*
Camille S. Andrews(10)	130,334	*
John Fanelli III(11)	65,565	*
Mohammed Al Rais(12)	62,850	*
Gary F. Mazzucco(13)	51,706	*
All directors and executive officers as a group (16 persons)	13,741,987	25.3%

*
Represents less than 1% of the shares outstanding

(1)
The shares beneficially owned by Wells Fargo & Company include those owned by its subsidiaries, Wells Capital Management Inc. and Wells Fargo Funds Management, LLC. The foregoing information was derived from a Schedule 13G/A filed with the SEC on February 5, 2015.

(2)
The foregoing information was derived from a Schedule 13G filed with the SEC on February 13, 2015.

(3)
Includes 1,478,743 shares issuable upon the exercise of options held by Mr. Richter and 36,166 shares of common stock held in the Company's 401(k) Plan for the benefit of Mr. Richter. Includes 3,000,000 shares held as collateral.

(4)
Includes 1,548,743 shares issuable upon the exercise of options held by Mr. Richter and 48,794 shares of common stock held in the Company's 401(k) Plan for the benefit of

  Mr. Richter. Does not include 44,000 shares of common stock held by Mr. Richter's minor children or 5,000 held by Mr. Richter's spouse, for which Mr. Richter disclaims beneficial ownership. Includes 3,002,840 shares held in a margin account with a broker.

(5)
Includes 200,000 shares issuable upon the exercise of options held by Mr. Ghali and 22,555 shares of common stock held in the Company's 401(K) Plan and 1,847 shares of common stock held in the Company's employee stock purchase plan.

(6)
Includes 98,000 shares issuable upon the exercise of options held by Mr. Samelian and 4,414 shares of common stock held in the Company's 401(k) Plan for the benefit of Mr. Samelian.

(7)
Includes 92,319 shares of common stock issuable upon the exercise of options held by Mr. Kramer.

(8)
Includes 92,319 shares of common stock issuable upon the exercise of options held by Mr. Clymer.

(9)
Includes 92,319 shares of common stock issuable upon the exercise of options held by Mr. Fellheimer.

(10)
Includes 92,319 shares of common stock issuable upon the exercise of options held by Ms. Andrews.

(11)
Includes 43,000 shares of common stock issuable upon the exercise of options held by Mr. Fanelli, 6,495 shares of common stock held in the Company's 401(k) Plan for the benefit of Mr. Fanelli and 12,070 shares of common stock held in the Company's employee stock purchase plan.

(12)
Includes 51,000 shares of common stock issuable upon the exercise of options held by Mr. Al Rais and 5,567 shares of common stock held in the company's employee stock purchase plan.

(13)
Includes 36,030 shares of common stock issuable upon the exercise of options held by Mr. Mazzucco.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services and Fees of the Independent Auditors for 2014 and 2013

        EisnerAmper LLP ("EisnerAmper") served as the Company's independent registered public accounting firm for the fiscal years ended December 31, 2014 and 2013. The fees and expenses for services rendered in the past two fiscal years are set forth in the table below. The Audit Committee pre-approved all of these services.

Type of Fees	2014	2013
Audit Fees(1)	$1,028,000	$1,112,500
Audit-Related Fees(2)	125,000	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,153,000	$1,112,500

(1)
Audit fees consist of fees billed for services rendered for the audit of our financial statements and review of our financial statements included in our quarterly reports on Form 10-Q and services provided in connection with other statutory or regulatory filings.

(2)
Audit-Related Fees consist of assurance and related services rendered by EisnerAmper that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services included employee benefit plan audits, consultation on accounting matters in foreign jurisdictions, due diligence related to mergers and acquisitions and consultation on financial accounting and reporting.

        Representatives of EisnerAmper are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Pre-Approval Policy of Audit Services and Permitted Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services and are pre-approved in one of two methods. Under the first method, the engagement to render the services would be entered into pursuant to pre-approval policies and procedures established by the Audit Committee, provided (i) the policies and procedures are detailed as to the services to be performed, (ii) the Audit Committee is informed of each service, and (iii) such policies and procedures do not include delegation of the Audit Committee's responsibilities under the Exchange Act to the Company's management. Under the second method, the engagement to render the services would be presented to and pre-approved by the Audit Committee (subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). The Chairman of the Audit Committee has the authority to grant pre-approvals of audit and permissible non-audit services by the independent registered public accounting firm, provided that all pre-approvals by the Chairman must be presented to the full Audit Committee at its next scheduled meeting. The Company will provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent registered public accounting firm and to any consultants, experts or advisors engaged by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of, and reports to, the Board. The Audit Committee has oversight of: (a) the integrity of the Company's financial statements; (b) the Company's compliance with legal and regulatory requirements; (c) the qualifications and independence of the Company's independent registered public accounting firm; (d) the Company's systems of internal controls established for finance, accounting, legal compliance and ethics; (e) the performance of the Company's registered independent public accounting firm; and (f) the integrity of the financial reports and other financial information prepared by the Company for submission to any governmental or regulatory body or the public.

        Management of the Company has the primary responsibility for the financial reporting process (including establishing and maintaining adequate internal financial controls), for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the Company's internal control over financial reporting. EisnerAmper, the Company's independent registered public accounting firm for 2014, is responsible for auditing those consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has reviewed and discussed with management and EisnerAmper the audited financial statements for the year ended December 31, 2014 and EisnerAmper's evaluation of the Company's internal control over financial reporting. The Audit Committee has discussed with EisnerAmper the matters that are required to be discussed by standards of the Public Company

Accounting Oversight Board. EisnerAmper has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with EisnerAmper that firm's independence. The Audit Committee has reviewed and approved the compatibility of EisnerAmper providing both audit and non-audit services to the Company and its affiliates with EisnerAmper's independence. The Audit Committee has also reviewed and approved, among other things, the amount of fees paid to EisnerAmper for audit and non-audit services.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements for the year ended December 31, 2014 be included in the Company's 2014 Annual Report on Form 10-K for filing with the Securities and Exchange Commission. This report is provided by the following independent directors, who comprise the Audit Committee:

Brian W. Clymer (Chairman)
Alan S. Fellheimer
Steven M. Kramer
Gary F. Mazzucco

PROPOSAL 2—RE-APPROVAL OF OUR 2010 SENIOR EXECUTIVE BONUS PLAN

        The Board of Directors recommends that stockholders re-approve the Hill International, Inc. 2010 Senior Executive Bonus Plan ("Bonus Plan"). The purpose of asking stockholders to re-approve the Bonus Plan is so that incentive awards granted under the Bonus Plan may meet the requirements of tax-deductible qualified performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)"). Section 162(m) authorizes corporate tax deductions for certain executive compensation in excess of $1 million, if such compensation is paid under a performance plan and stockholders have approved the material terms of the performance plan at least once every five years. Stockholders previously approved the Bonus Plan in 2010, so approval is required in 2015 to meet the requirements under Section 162(m). If the Bonus Plan is not approved by stockholders, we would not be able to deduct any cash compensation over $1,000,000 that is awarded to any executive officer after 2014.

Recommendation and Vote Required

        Approval of the proposal to re-approve the Bonus Plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RE-APPROVE THE BONUS PLAN.

Background

        The Board of Directors believes that our executive officers should be compensated through a mix of salary, bonus awards and long-term incentive compensation, and that this compensation should be tax-deductible by us to the largest extent possible. The Board of Directors and the Compensation Committee have determined that the Bonus Plan should be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to whichever existing, new or recently promoted executive or other officers the Compensation Committee designates as plan participants. The Board of Directors and the Compensation Committee believe the Bonus Plan enables us to attract, retain, motivate and reward the exceptional level of leadership required for the continued success of the Company.

Tax Deductibility

        The Bonus Plan is being presented to stockholders for re-approval in order to preserve the tax deductibility of cash incentive awards to executive officers under Section 162(m). Section 162(m) generally limits to $1,000,000 per year the deductibility, for Federal income tax purposes, of cash compensation to any individual who, as of the end of the year, is the chief executive officer of a public company or one of the other three most highly compensated executive officers (other than the chief financial officer). This limitation does not apply to compensation that is deemed to be "qualified performance-based" within the meaning of Section 162(m). Therefore, if compensation qualifies as "qualified performance-based" for purposes of Section 162(m), we will be permitted to deduct it for federal income tax purposes.

        The provisions of Section 162(m) require, among other things, that the material terms of compensation plans such as our bonus award plans must be approved by a company's stockholders every five years in order for compensation awarded under such plan to qualify as "qualified performance-based." The Company's stockholders last approved the Bonus Plan at the Company's Annual Meeting in 2010.

        Stockholder approval of the Bonus Plan is only one of several requirements under Section 162(m) that must be satisfied for amounts paid under the Bonus Plan to qualify as performance-based compensation. Even if stockholder re-approval is obtained under this proposal at the Annual Meeting, there can be no guarantee that amounts payable under the Bonus Plan will qualify as performance-based compensation.

        Below is a description of the material provisions of the Bonus Plan, in accordance with the stockholder approval requirements under Section 162(m). The complete text of the Bonus Plan can be found as Appendix A to the Company's Definitive Proxy Statement filed with the Securities and Exchange Commission on April 30, 2010, which text is incorporated herein by reference. The following description is qualified in its entirety by reference to the full text of the Bonus Plan.

Material Provisions of the Bonus Plan

        The material provisions of the Bonus Plan are as follows:

        Participants.    The participants in the Bonus Plan are those officers designated as participants by the Compensation Committee for a given Performance Period (as defined in the Bonus Plan and described below). If the Bonus Plan is approved by stockholders, the Compensation Committee has designated that the participants for fiscal 2015 will be David L. Richter and Raouf S. Ghali.

        Performance Periods.    The Compensation Committee has the discretion to establish Performance Periods for Awards (as defined in the Bonus Plan and described below) under the Bonus Plan. Performance Periods may be equal to one of our full fiscal years, or may be longer or shorter than a full fiscal year. Multiple Awards may be granted to any participant.

        Awards.    Awards are payable to participants in the Bonus Plan based on the achievement of one or more pre-established performance goals. For each Award established under the Bonus Plan, prior to or within the first 90 days of the relevant Performance Period (or, if the Performance Period is shorter than a full year, within the first 25% of the Performance Period), in accordance with the requirements of Section 162(m), the Compensation Committee will establish one or more performance goals with respect to such Performance Period and an objective formula or method for computing the amount of the Award payable to each participant if the specified performance goals are achieved. The performance goals established by the Compensation Committee will be based on one or more of the business criteria set forth in the Bonus Plan (see below). At or after the end of each Performance Period, the Compensation Committee will determine whether and to what extent the performance goals have been achieved and will calculate the amount of the Award to be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such Performance Period. The establishment of performance goals and the granting of Awards under the Bonus Plan will, in all cases, be implemented in a manner that is consistent with the requirements of Section 162(m) and the Treasury Regulations promulgated thereunder.

        Performance Goals.    The performance goals from which the Compensation Committee can set performance targets will relate to the achievement of financial goals based on the attainment of specified levels of one or more of the following: earnings per share, share price, market share, gross revenue, net revenue, net income, pre-tax income, pre-tax pre-bonus income, operating income, cash flow, collection of receivables, debt ratings, debt-to-capital ratio, generation of cash, enhancement of liquidity with respect to cash or cash equivalents, issuance of new debt, establishment of new credit facilities, retirement of debt, return on equity, return on assets, return on capital, return on revenues, attraction of new capital, net margin, pre-tax margin, total shareholder return, acquisition or disposition of assets, acquisition or disposition of entities or businesses, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, hiring of strategic personnel, development and implementation of Company policies, strategies and initiatives, creation of new joint ventures, initiation, expansion, completion or other measures with respect to one or more projects or other business opportunities, increasing the Company's public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, savings, productivity, or any combination of or variations on the preceding business criteria. The Board may specify any reasonable definition of the above business criteria. The performance goals established by the Board based on the above business criteria may be described in terms of objectives that are related to the individual participant or objectives that are Company-wide or related to any of its subsidiaries, operating divisions or other operating units and measured, where the Board deems appropriate, before or after any applicable unusual, unanticipated or non-reoccurring items, and may be measured in comparison to a budget approved by the Board, a peer group established by the Board or a stated target established by the Board.

        Cap on Awards.    Section 162(m) requires that the maximum potential Award amount payable under the Bonus Plan be disclosed to, and approved by, our stockholders, in order for any Award, regardless of its amount, to be tax-deductible by us. In order to ensure tax deductibility of all Awards under the Bonus Plan, the Compensation Committee has established that no Award payable under the Bonus Plan can exceed $1,500,000 (the "Award Cap"), and in no event will the maximum aggregate amount payable to any participant with respect to Awards that have Performance Periods that end in the same fiscal year exceed two times the Award Cap, regardless of the number of Awards that would otherwise be payable in that fiscal year (the "Annual Payment Cap"). Awards that are limited pursuant to the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee will have no discretion to increase the amount of any Awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce the amount of an Award to any lesser amount, or set the Awards at any lesser amount, including as low as $0, based on such facts and circumstances as it deems relevant.

        Payment of Awards.    Awards under the Bonus Plan may be paid in cash, equity or a combination of the two. The equity portion of any Award under the Bonus Plan may be paid in shares of restricted stock, shares of unrestricted stock or restricted or unrestricted stock units, all of which will be issued from a plan adopted by the Board of Directors and approved by the Company's stockholders or a successor plan. To the extent an Award is settled with equity, such equity shall be valued as of the end of the Performance Period for the Award.

        Amendment and Termination of the Bonus Plan.    The Bonus Plan may be terminated or revoked by action of the Compensation Committee or the Board of Directors at any time. The Bonus Plan may be amended from time to time by the Compensation Committee, provided that no amendment may be made to the class of individuals who are eligible to participate in the Bonus Plan, the business criteria specified in the Bonus Plan or the maximum amount payable under the Bonus Plan without disclosure to and approval by our stockholders, unless stockholder approval is not required in order for the Award paid under the Bonus Plan to a covered employee (as defined in Section 162(m)) to constitute qualified performance-based compensation under Section 162(m). The Bonus Plan may be amended by the Compensation Committee as it deems appropriate in order to comply with the provisions of Section 162(m).

OTHER MATTERS

        The Board is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto, in what according to their judgment is in the interests of Hill and its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC. To the Company's knowledge based on a review of copies of such reports furnished to Hill and on written representations made by such persons, all of the Company's directors, executive officers and beneficial owners of more than 10% of our common stock have complied with all Section 16(a) filing requirements with respect to 2014 except that, due to administrative oversights, required Form 4 reports were not filed on a timely basis on behalf of the following persons: Irvin E. Richter (2 transactions), David L. Richter (1 transaction), Raouf S. Ghali (1 transaction) and Frederic Z. Samelian (1 transaction).

ANNUAL REPORT

        In addition to the proxy statement and proxy card, a copy of the Company's 2014 Annual Report, which includes the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and which is not part of the proxy soliciting material, is enclosed. The 2014 Annual Report is being furnished to our stockholders without the exhibits to the Form 10-K. The Company will provide a copy of the exhibits to any stockholder upon request. Stockholders may under some circumstances be responsible for the Company's reasonable expenses in furnishing such exhibits.

        Stockholders who directly hold their shares of Hill and who previously have elected not to receive an annual report for a specific account may request Hill to promptly mail the 2014 Annual Report to that account by writing to William H. Dengler, Jr., Corporate Secretary, at the Company's principal executive office: One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103; or by calling Hill's investor relations consultant, The Equity Group, Inc., at (212) 836-9600.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

        If you are the beneficial owner, but not the record holder, of shares of Hill common stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and the 2014 Annual Report to multiple shareowners who share an address, unless that nominee has received contrary instructions from one or more of the stockholders. Hill will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the 2014 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request in writing to William H. Dengler, Jr., Corporate Secretary, at the Company's principal executive office: One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103; or by calling Hill's Investor Relations consultant, The Equity Group, Inc. at (212) 836-9600.

 STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

        We anticipate that we will hold our 2016 Annual Meeting of Stockholders on or about June 10, 2016. Stockholders who wish to present proposals to be included in the Company's proxy materials for the 2016 Annual Meeting of Stockholders must submit such proposals to us at Hill International, Inc., One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103, Attn: Corporate Secretary, by January 1, 2016 and must comply with the procedures of Rule 14a-8 under the Exchange Act.

        Under our Amended and Restated By-laws, if you wish to nominate a candidate for election to the Board or to propose any business at our 2016 Annual Meeting of Stockholders (which will not be included in the proxy statement for such meeting), you must give notice to our Corporate Secretary no earlier than March 12, 2016 and no later than April 11, 2016. The notice must include information specified in our Amended and Restated By-laws. We will not entertain any proposals or nominations at our 2016 Annual Meeting of Stockholders that do not meet the requirements set forth in our Amended and Restated By-laws.

        For any proposal that is not submitted by a stockholder for inclusion in the proxy materials relating to the 2016 Annual Meeting of Stockholders, but is instead sought by such stockholder to be presented directly at the 2016 Annual Meeting of Stockholders, SEC rules permit us to exercise discretionary voting authority regarding such proposal to the extent conferred by proxy if we: (i) receive timely notice of the proposal and advise stockholders in the proxy materials relating to the 2016 Annual Meeting of Stockholders of the nature of the proposal and how we intend to vote on such matter (unless the stockholder making the proposal complies with the requirements of Rule 14a-4(c)(2) under the Exchange Act; or (ii) do not receive notice before March 16, 2016 and a specific statement to that effect is made in the proxy materials relating to the 2016 Annual Meeting of Stockholders.

Householding Information

        SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement, the Annual Report to Stockholders and the Notice of Internet Availability of Proxy Materials, to two or more shareholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact William H. Dengler, Jr., Corporate Secretary, at the Company's principal executive office: One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103; by telephone at (866) 352-2792; or by email addressed to hil@openboard.info. Similarly, if a stockholder would like to receive his or her own set of the Company's proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company's proxy materials in future years, please contact Mr. Dengler.

ANNUAL MEETING OF STOCKHOLDERS OF HILL INTERNATIONAL, INC. June 9, 2015 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available at: www.hillintl.com in the "Investor Relations" section. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. To elect the following persons to the Board of Directors of the Company for the term described in the Proxy Statement: O Camille S. Andrews O Brian W. Clymer 2. Re-approval of our 2010 Senior Executive Bonus Plan The undersigned acknowledges receipt from Hill International, Inc. prior to the execution of this Proxy of a Notice of 2015 Annual Meeting and a Proxy Statement dated April 30, 2015. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. ------------------ ---------------- 20230000000000001000 9 060915 Mark here if you plan to attend the Annual Meeting. GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

HILL INTERNATIONAL, INC. PROXY FOR 2015 ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder of Hill International, Inc. hereby appoints David L. Richter and William H. Dengler, Jr. and each of them, with full power of substitution, proxies to represent and to vote, as designated on the reverse side of this form and in their discretion on any other matters that may properly come before the meeting, the shares of stock which the undersigned could vote if personally present at the 2015 Annual Meeting of Stockholders of Hill International, Inc. to be held on June 9, 2015, at 9:00 a.m. eastern time, at Two Commerce Square, 2001 Market Street, 2nd Floor, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. You can revoke your proxy at any time before it is voted at the annual meeting by: (i) submitting another properly completed proxy bearing a later date; (ii) giving written notice of revocation to any of the persons named as proxies or to the Secretary of Hill International, Inc.; or (iii) voting in person at the annual meeting. If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually. (Continued and to be signed on the reverse side) 1 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 COMMENTS: 1.1